^
                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

         DIAMOND HILL INVESTMENTS HIRED BY THE MOTORISTS INSURANCE GROUP
                   TO MANAGE $17 MILLION IN EQUITY INVESTMENTS

     Columbus, Ohio -- December 13, 2004, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today announced that it has been selected by The Motorists Insurance Group (Motorists) to manage $17 million of the insurance group's investment portfolio with a large cap investment strategy. Motorists is the seventh insurance company to retain Diamond Hill for investment management services.

Ric Dillon, president and chief investment officer stated, "we are very pleased to begin working with Motorists, especially given their prominence in the Columbus community. Chuck Bath, our managing director of equities, will serve as the lead portfolio manager. Chuck had over 20 years of experience investing for Nationwide Insurance prior to joining Diamond Hill over two years ago."


About Diamond Hill:

     Diamond Hill provides investment management services to institutions and individuals seeking to preserve and build wealth. The firm manages separate accounts, mutual funds, and a private investment fund. As of November 30, 2004, Diamond Hill had $463 million in assets under management. For more information on Diamond Hill, visit http://www.diamond-hill.com.

About The Motorists Insurance Group:

     The Motorists Insurance Group is composed of nine companies that offer auto, home, business and life insurance products in markets from Pennsylvania to Nebraska. At year-end 2003, the group had more than $1.2 billion in assets, almost $600 million in written premium and policyholder security funds of nearly one-half billion dollars. The group of companies is headquartered in Columbus, Ohio. More information about the group can be found at www.motoristsgroup.com.



                                     ###

            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363